Exhibit 99.2

Aldel Financial II Inc. Announces Closing of $230 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

ITASCA, Illinois --Aldel Financial II Inc. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by Chairman and CEO Robert Kauffman (former co-founder of Fortress Investment Group, LLC), today announced the closing of its initial public offering of 23,000,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 3,000,000 units. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “ALDFU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants will be traded on Nasdaq under the symbols “ALDF” and “ALDFW,” respectively.

The Company intends to use the net proceeds from the offering, and the simultaneous private placements of units and warrants, to consummate the Company’s initial business combination.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, BTIGSyndicateCoverage@btig.com, or by visiting EDGAR on the SEC’s website at www.sec.gov..

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aldel Financial II Inc.

Aldel Financial II Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”), the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Robert I. Kauffman
Chief Executive Officer
Aldel Financial II Inc.
(847) 791 6817